Exhibit 99.1
     ROCKY SHOES & BOOTS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc.
Brendon E. Frey/Chad A. Jacobs
(203) 682-8200
Media Relations:	Integrated Corporate Relations, Inc.
Megan McDonnell
(203) 682-8200
Rocky Shoes & Boots Announces Order to Fulfill a Contract to the U.S. Military
Company Reports Preliminary Third Quarter Fiscal 2005 Results;
Updates Fiscal 2005 Guidance; Company Introduces Fiscal 2006 Guidance
NELSONVILLE, Ohio, October 17, 2005 — Rocky Shoes & Boots, Inc. (Nasdaq: RCKY — News) today announced it has received an order to fulfill a contract to the U.S. Military to produce “Hot Weather” boots for approximately $30.0 million. Shipment of the boots is expected to begin in the fourth quarter of fiscal 2005 with an estimated completion date of December 2006.
Mike Brooks, Chairman and Chief Executive Officer, stated, “We are extremely pleased to have received this order to fulfill this contract. Our ability to manufacture boots for the U.S. Military highlights the strength of our operating platform and underscores our growing position in the marketplace.”
The Company also reported preliminary results for the third quarter ended September 30, 2005. Based on current, un-audited financial results, Rocky expects to report net sales of approximately $94 million and diluted earnings per share between $1.13 and $1.15. This compares to earnings per share of $0.98 reported in the third quarter of fiscal 2004. For the fiscal year ending December 31, 2005, the Company now expects to report net sales in the range of $294 million to $296 million and earnings per share in the range of $2.25 to $2.29, versus earnings per share of $1.74 reported in fiscal 2004.
Mike Brooks further commented, “Our core outdoor footwear business was negatively impacted during the third quarter, primarily due to warm, dry weather in several of our major markets, as well as weak consumer confidence and a challenging retail environment. With that said, we are confident about our product offering and merchandising strategy for the Rocky brand and we remain focused on expanding our leadership status in the industry. Importantly, our work, western, and duty footwear categories continued to perform on or above plan.”
The Company also introduced preliminary guidance for fiscal 2006. Rocky currently anticipates its fiscal 2006 revenues will be in the range of $313 million to $318 million, including approximately $26 million related to the order to fulfill a contract to the U.S. Military. For fiscal 2006, the Company currently expects diluted earnings per share will be in the range of $3.05 to $3.15.
It is important to note that Rocky Shoes & Boots filed a registration statement with the Securities and Exchange Commission on September 15, 2005 for a follow-on equity offering of 2.6 million shares of common stock consisting of 2 million primary shares offered by the Company and 600,000 shares offered by certain selling stockholders. If the equity offering is completed, there will be dilution to the Company’s forward looking guidance that is not currently reflected in the guidance issued today, October 17, 2005.
Mr. Brooks concluded, “We are very encouraged by the progress we have made during the year integrating our acquisition of EJ Footwear, diversifying our operations, and increasing our long-term growth opportunities. With our strong portfolio of brands — Rocky, Georgia Boot, Lehigh, Durango, and Dickies — our enhanced infrastructure and improved sourcing capabilities, we believe that our prospects are bright and this is reflected in our forecast for significant growth in fiscal 2006.”
Rocky Shoes & Boots will report actual third quarter fiscal 2005 results on Wednesday, October 26, 2005. A conference call to review third quarter fiscal 2005 financial results will be broadcast live over the Internet on Wednesday, October 26, 2005 at 4:30 pm Eastern Time and may be accessed through Rocky’s website, www.rockyboots.com. To listen to the webcast, please go to the website at least 15 minutes prior to the start time to register and download any necessary software.
About Rocky Shoes & Boots, Inc.
Rocky Shoes & Boots, Inc. designs, manufactures and markets premium quality outdoor, work, duty and western footwear, as well as branded apparel and accessories. The Company’s footwear, apparel and accessories are marketed through several distribution channels, primarily under owned brands, ROCKY® and GATES®, and as a result of the acquisition of EJ Footwear, GEORGIA BOOT®, LEHIGH®, DURANGO, and the licensed brand, DICKIES®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future shipments under the U.S. Military contract (paragraph 1), expected sales and earnings per share for the third quarter of FY 2005 and for FY 2005 (paragraph 3), projections about merchandise mix for FY 2005 (paragraph 4), sales and earnings guidance for fiscal 2006 (paragraph 5), the potential dilutive effect of a follow-on offering (paragraph 6), and prospects for growth in FY 2006 (paragraph 7). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004 (filed March 16, 2005) quarterly report on Form 10-Q for the quarter ended June 30, 2005 (filed August 9, 2005), and amended quarterly report on Form 10-Q for the quarter ended March 31, 2005 (filed September 13, 2005). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.